Exhibit 99.1

Company Contact:	Porter, LeVay & Rose, Inc.

Barr Brown, CFO & Sr. Vice President	Cheryl Schneider, VP — Investor Relations
337-233-1307	Jeff Myhre, VP — Editorial
212-564-4700

Tom Gibson — VP Media Relations
201-476-0322
FOR IMMEDIATE RELEASE
LHC GROUP ANNOUNCES 2005 YEAR END RESULTS AND RESIGNATION OF
R. BARR BROWN, CFO & SENIOR VICE PRESIDENT, EFFECTIVE JULY 1, 2006
LAFAYETTE, LA, March 31, 2006 — LHC Group, Inc., a provider of post-acute healthcare services primarily in rural markets in the southern United States (NASDAQ: LHCG), announced today its financial results for the fourth quarter and full year ended December 31, 2005.
Net service revenue for the three months ended December 31, 2005 was $45.3 million, as compared to $35.0 million in 2004.
For the quarter ended December 31, 2005, the Company reported non-GAAP earnings per diluted share of $0.19 and GAAP earnings per diluted share of $0.21. The Company’s non-GAAP earnings per diluted share excludes a mark to market non-cash benefit relating to the minority interest in one of the Company’s long-term acute care hospital joint ventures which became redeemable upon completion of the initial public offering.
Net service revenue for the full year ended December 31, 2005 was $162.5 million, an increase from $123.0 million in 2004.
For the full year ended December 31, 2005, the Company reported non-GAAP earnings per diluted share of $0.83 and GAAP earnings per diluted share of $0.59. The Company’s non-GAAP earnings per diluted share for the year ended December 31, 2005 excluded equity-based compensation charges primarily related to the conversion of the Company’s Key Employee Equity Participation Units to common stock in connection with the Company’s initial public offering, which closed on June 14, 2005, a mark to market non-cash charge relating to the minority interest in one of the Company’s long-term acute care hospital joint ventures which became redeemable upon completion of the initial public offering, and a one time income tax benefit resulting from an equity-based compensation charge incurred by the Company prior to the completion of the initial public offering.
The Company will file its Form 10-K with the SEC on March 31, 2006.
The Company also announced today that R. Barr Brown, Chief Financial Officer, has resigned as Chief Financial Officer, Senior Vice President and Director, effective July 1, 2006, to pursue other business interests.
Keith G. Myers, President and Chief Executive Officer of LHC Group, said, “Barr and I have worked together at LHC Group since 2000, and while we are sorry to see him move on, we are thankful for all of his contributions to the LHC Group family. He was instrumental in taking us from a small, privately-

held Company to a robust publicly-traded company. Barr has been a tremendous asset to our company not only as chief financial officer, but as a key member of senior management. As CFO, he has assembled a strong financial management and reporting team over the past six years and has positioned the Company well to meet our defined future strategic objectives. For this, we are forever grateful and wish him all the best in his future endeavors. Barr will always be part of the LHC Group Family.”
“I will miss LHC Group a great deal, but its time for me to move to a new chapter in my life,” Brown said. “It has been an honor for me to be part of an organization with such a high degree of professionalism, integrity and commitment to excellence. I am proud of the work that I have done here and the great team that we have assembled. I am confident that the new CFO will enjoy working with the strong financial team we have assembled.”
Mr. Brown will serve on the selection committee along with Mr. Myers, John Indest, Executive Vice President and Chief Operating Officer, and three of the company’s six independent directors who will select his replacement. The Company has also engaged the executive search firm of Heidrick & Struggles to assist in hiring Mr. Brown’s replacement.
Non-GAAP Financial Information
The Company has decided to present the non-GAAP information in this press release in order to give investors a means by which to compare the Company’s normalized operational performance for the three months and year ended December 31, 2005 with its normalized operational performance for the same period in 2004, before the impact of transactions arising out of the Company’s initial public offering. A reconciliation between the Company’s non-GAAP results and the Company’s GAAP results accompanies this press release.
-Financial Tables to Follow-

LHC GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET DATA

	December 31
	2005	2004
	(in thousands, except share data)
Cash	$17,398	$2,911
Total assets	104,618	47,519
Total debt	5,427	18,275
Total stockholder’s equity	78,444	16,351

LHC GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(unaudited)
	(in thousands, except share and per share data)
Net service revenue	$45,288	$35,022	$162,549	$122,980
Cost of service revenue	25,154	17,834	88,343	63,249

Gross margin	20,134	17,188	74,206	59,731
General and administrative expenses	14,442	11,493	49,884	37,926
Equity-based compensation expense(1)	—	531	3,856	1,788

Operating income	5,692	5,164	20,466	20,017
Interest expense	168	141	1,068	1,189
Non-operating loss (income), including gain or loss on sales of assets	(189)	41	(595)	150

Income from continuing operations before income taxes and minority interest and cooperative endeavor allocations	5,713	4,982	19,993	18,678
Income tax expense	1,578	1,432	5,364	5,605
Minority interest and cooperative endeavor allocations	965	980	4,527	4,046

Income from continuing operations	3,170	2,570	10,102	9,027
Loss from discontinued operations (net of income taxes of $6 and $17 in the three months and year ended December 31, 2004, respectively)	—	(8)	—	(26)
Gain on sale of discontinued operations (net of income taxes of $(4) and $195 for the three months and year ended December 31, 2004)	—	4	—	312

Net income	3,170	2,566	10,102	9,313
Change in the redemption value of redeemable minority interests	266	—	1,476	—

Net income available to common stockholders	$3,436	$2,566	$8,626	$9,313

Earnings per share — basic:
Income from continuing operations	$0.19	$0.21	$0.69	$0.75
Loss from discontinued operations, net	—	—	—	—
Gain on sale of discontinued operations, net	—	—	—	0.02

Net income	0.19	0.21	0.69	0.77
Change in the redemption value of redeemable minority interests	0.02	—	(0.10)	—

Net income available to common shareholders	$0.21	$0.21	$0.59	$0.77

Earnings per share — diluted:
Income from continuing operations	$0.19	$0.21	$0.69	$0.74
Loss from discontinued operations, net	—	—	—	—
Gain on sale of discontinued operations, net	—	—	—	0.02

Net income	0.19	0.21	0.69	0.76
Change in the redemption value of redeemable minority interests	0.02	—	(0.10)	—

Net income available to common shareholders	$0..21	$0.21	$0.59	$0.76

Weighted average shares outstanding:
Basic	16,592,134	12,085,150	14,628,737	12,085,154
Diluted	16,595,901	12,176,345	14,684,639	12,145,150

Equity-based compensation is allocated as follows:
Cost of service revenue	$—	$27	$565	$58
General and administrative expenses	—	504	3,291	1,730

Total equity-based compensation expense	$—	$531	$3,856	$1,788

LHC GROUP, INC. AND SUBSIDIARIES
SEGMENT INFORMATION

	Three Months Ended December 31, 2005
	Home-Based	Facility-Based
	Services	Services	Total
	(in thousands)
Net service revenue	$29,825	$15,463	$45,288
Cost of service revenue	15,857	9,297	25,154
General and administrative expenses	10,055	4,387	14,442
Equity-based compensation expense	—	—	—
Operating income	3,913	1,779	5,692

	Three Months Ended December 31, 2004
	Home-Based	Facility-Based
	Services	Services	Total
	(in thousands)
Net service revenue	$24,127	$10,895	$35,022
Cost of service revenue	11,304	6,530	17,834
General and administrative expenses	8,220	3,273	11,493
Equity-based compensation expense	372	159	531
Operating income	4,231	933	5,164

	Year Ended December 31, 2005
	Home-Based	Facility-Based
	Services	Services	Total
	(in thousands)
Net service revenue	$107,393	$55,156	$162,549
Cost of service revenue	52,635	35,708	88,343
General and administrative expenses	34,747	15,137	49,884
Equity-based compensation expense	2,699	1,157	3,856
Operating income	17,312	3,154	20,466

	Year Ended December 31, 2004
	Home-Based	Facility-Based
	Services	Services	Total
	(in thousands)
Net service revenue	$84,495	$38,485	$122,980
Cost of service revenue	41,266	21,983	63,249
General and administrative expenses	26,189	11,737	37,926
Equity-based compensation expense	1,252	536	1,788
Operating income	15,788	4,229	20,017

RECONCILIATION OF NON-GAAP DILUTED EARNINGS PER SHARE

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net income available to common stockholders per diluted common share	$0.21	$0.21	$0.59	$0.77
Equity-based compensation, net of tax (1)	—	0.03	0.16	0.09
Redeemable minority interests(2)	(0.02)	—	0.10	—
Compensation charge tax benefit(3)	—	—	(0.02)	—

Non GAAP net income per diluted common share	$0.19	$0.24	$0.83	$0.86

(1)	There was no equity-based compensation charge in the fourth quarter of 2005 as the charges in the previous quarters related primarily to the conversion of the Company’s Key Employee Equity Participation Units to common stock in connection with the Company’s initial public offering, which closed on June 14, 2005. A description of this equity-based compensation charge is set forth in the prospectus prepared by the Company in connection with its initial public offering. The equity-based compensation charge, net of tax, for the three months ended December 31, 2004 was $329,000. The equity-based compensation charge, net of tax, for the year ended December 31, 2005 and 2004 was $2.4 million and $1.1 million, respectively.

(2)	These non-cash mark to market charges to retained earnings related to the minority interest in one of the Company’s long-term acute care hospital joint ventures which became redeemable upon the Company’s initial public offering. The terms of this redeemable minority interest are described in the prospectus prepared by the Company in connection with its initial public offering. This benefit for the three months ended December 31, 2005 was $266,000. The year ended December 31, 2005 charge was $1.5 million.

(3)	In 2001 the Company recorded a $900,000 equity-based compensation charge stemming from shares issued by one of the Company’s principal shareholders to an officer of the Company in 2001. At the time the Company did not believe it would be able to deduct the equity-based compensation charge for income tax purposes. In conjunction with the initial public offering, the Company determined that it would be able to deduct the $900,000 equity-based compensation charge and has recognized an income tax benefit associated with that charge of $342,000, or $0.02 per share. A description of this equity-based compensation charge is set forth in the prospectus prepared by the Company in connection with its initial public offering.
About LHC Group, Inc.
LHC Group is a provider of post-acute healthcare services primarily in rural markets in the southern United States. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.
Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, may be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate” or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group’s 10K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.